Friday, April 28, 2006

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801 or jp@salisburybank.com
                --------------------

FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Lakeville,  Connecticut,  April 28,  2006/PRNewswire....Salisbury  Bancorp, Inc.
(the "Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the first quarter of 2006 totaled $1,146,922 which represents earnings per average share outstanding of $.68. This compares to net income of $1,328,566 or $.79 per average share outstanding for the first quarter of 2005. The drop in 1st quarter profits is primarily attributable to a decrease in noninterest income; specifically, reduced income from gains in securities transactions, when comparing the two periods. Higher short-term interest rates and stagnant long-term rates have narrowed the gap between the two, creating a flat and sometimes inverted yield curve. In such an environment, the cost of borrowing money as well as the cost of deposits climbs faster than the yield provided by the Company's securities and loan portfolios. This environment of generally increasing interest rates has slowed the activity in the secondary mortgage market, which has also resulted in what we believe is a temporary decrease in income from sales of mortgage loans. Total noninterest expense for the period which includes all salaries and employee benefits, premise and equipment, as well as data processing is actually 6.2% below the first quarter of 2005, evidencing the strong budget controls management has implemented. Overall, as our core business continues to strengthen and our trust and investment services division continues to grow, we remain confident that the Bank is well positioned to meet our goals and objectives that have been established to enhance long-term shareholder value. Increased loan demand has produced reasonable, quality growth in our loan portfolio which has resulted in an increase in interest income. Our trust and investment services division produced an increase in income of $96,635 over the same period in 2005. Core net operating results through the first quarter of 2006 are $1,083,984 compared to $940,423 through the first quarter of 2005. This number reflects core earnings improvement of $143,561 or 15.3% year over year. We are encouraged by these accomplishments and feel the financial results of the first quarter are a solid performance in a very challenging interest rate environment.

                                            Quarter Ended
                                              March 31,

                                          2006          2005

Total interest and dividend
   income                              $5,460,218   $5,034,107
Total interest expense                  2,166,532    1,645,603
Net interest and dividend
  income                                3,293,686    3,388,504
Trust/Investment services income          485,000      388,365
Gains on sales of available-for-sale
   securities, net                         74,367      485,962
Other noninterest income                  466,454      514,973
Other noninterest expense               2,837,368    3,026,313
Income before income taxes              1,482,139    1,661,491
Income Tax Expense                        335,217      332,925
Net Income                             $1,146,922   $1,328,566
Earnings Per Average Outstanding       $      .68   $      .79


Previously, the Directors of Salisbury Bancorp, Inc. declared a first quarter dividend of $.26 per common share outstanding. This compares to a $.25 per share cash dividend that was declared during the first quarter of 2005. The $.26 per share dividend is payable on April 28, 2006 to shareholders of record as of March 31, 2006.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $400 million and capital in excess of $40 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut and South Egremont and Sheffield, Massachusetts. The Bank offers a full compliment of consumer and business banking products and services as well as trust and investment services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.